Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1.5 Year Autocallable Contingent Coupon Securities Linked to the Worst of AMZN, AAPL and MSFT Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Valuation dates: February 20, 2024, May 17, 2024, August 19, 2024, November 18, 2024, February 18, 2025 and May 19, 2025 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur Maturity date: May 27, 2025 Contingent coupon: 10.80% per annum, paid quarterly only if the closing value of the worst performer on the related valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performer on any valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the Coupon barrier value: For each underlying, 75.00% of its initial underlying value Final buffer value: For each underlying, 75.00% of its initial underlying value Equity ratio: For each underlying, the stated principal amount divided by its final buffer value Automatic early redemption: If on any potential autocall date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon payment Potential autocall dates: The valuation dates scheduled to occur on February 20, 2024, May 17, 2024, August 19, 2024, November 18, 2024 and February 18, 2025 CUSIP / ISIN: 17331APL9 / US17331APL97 Initial underlying value: For each underlying, its closing value on the strike date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer on the final valuation date is greater than or equal to its final buffer value: $1,000 • If the final underlying value of the worst performer on the final valuation date is less than its final buffer value: a fixed number of underlying shares of the worst performer on the final valuation date equal to its equity ratio (or, if we elect, the cash value of those shares based on its final underlying value) If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final buffer value, you will receive underlying shares of the worst performer on the final valuation date (or, in our sole discretion, cash) that will be worth less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments). All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated November 17, 2023 * Assumes there were no previously unpaid coupons. ** A number of underlying shares of the worst performer on the final valuation date (or, in our sole discretion, cash) worth approximately this value based on its final underlying value. Hypothetical Worst Underlying Return on Issuer: Guarantor: Citigroup Global Markets Holdings Inc. Citigroup Inc. Int erim Valuati o n Dat e Int erim Valuation Date Redemption Underlyings: Strike date: Amazon.com, Inc. (ticker: “AMZN”), Apple Inc. (ticker: “AAPL”) and Microsoft Corporation (ticker: “MSFT”) November 16, 2023 100.00% $1,027.00 Redeemed Pricing date: November 17, 2023 50.00% $1,027.00 Redeemed Hypothetical Interim Payment per Security* Hypothetical Payment for Hypothetical 25 .0 0% 0.00% $1,027.00 $1,027.00 Rede e med Rede e med - 0.01% - 25 .0 0% $ 2 7. 00 $ 2 7 .00 Securities not redeemed Securities not redeemed immediately following contingent coupon payment date. If the closing value of the worst performer on one or more valuation dates is less than its coupon barrier value and, on a subsequent valuation date, the closing value of the worst performer on that subsequent valuation date is greater than or equal to its coupon barrier value, - 25.01% - 50.00% $0.00 $0.00 Securities not redeemed Securities not redeemed your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). You are not assured of receiving any contingent coupon. - 75.00% $0.00 Securities not redeemed - 100.00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any. Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 1 0 0 .0 0% 50.00% 25.00% 0.00% - 25.00% $1,000.00 $1,000.00 $1,000.00 $1,000.00 $1,000.00 - 25.01% - 50.00% - 75.00% - 100.00% $ 9 99 . 8 7 ** $ 6 66 . 6 7 ** $ 3 33 . 3 3 ** $0.00**

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the worst performer on the final valuation date (or, in our sole discretion, cash based on its final underlying value) that will be worth less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The initial underlying values, which were set on the strike date, may be higher than the closing values of the underlyings on the pricing date. • You will not receive any contingent coupon on the contingent coupon payment date following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier value. You will receive a contingent coupon payment that has not been paid on a subsequent contingent coupon payment date if and only if the closing value of the worst performer on the related valuation date is greater than or equal to its coupon barrier value. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.